Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
Wednesday, April 30, 2008	Teri Freitas Gorman
VP Communications
808-877-3857/808-357-2547

GERRY WATTS TO LEAVE MAUI PINEAPPLE COMPANY

KAHULUI, HAWAI`I–Maui Land & Pineapple Company, Inc. (NYSE:MLP) today announced that Gerard “Gerry” Watts, vice president and general manager of its agricultural subsidiary, Maui Pineapple Company Ltd., has accepted an offer to become divisional president of a multinational food company based in Southern California.  His resignation from Maui Pineapple Company is effective May 9.

“We are deeply grateful to Gerry Watts for his outstanding work at Maui Pineapple Company,” said David Cole, chairman, president and CEO of MLP. “Gerry has done a tremendous amount of work in cost containment and streamlining logistics and was instrumental in the development of our strategic relationship with Calavo Growers, Inc. In the three years he has been with us, he has helped to reshape pineapple strategy and operations. We wish Gerry and his family well as they return to California.”

The company is accelerating initiatives Gerry had undertaken to consolidate fresh pineapple operations at its Honolua plantation to take advantage of better growing conditions, shorter growing cycles, and lower operating costs.  Robert Webber, COO, CFO & EVP of ML&P, will oversee the transition.

Maui Land & Pineapple Company, Inc. is committed to the integration of agriculture, natural resource management and eco-effective design principles to create and manage holistic communities. ML&P’s vision of holistic communities is based on the traditional Hawaiian model of ahupua`a, a system of self-reliance based on the artful use of land and water resources to sustain island life indefinitely.  ML&P is a Hawai`i corporation and successor to a business organized in 1909. Its principal operating subsidiaries are Maui Pineapple Company Ltd., a producer and marketer of Maui-grown conventional and organic pineapple and diversified produce, and Kapalua Land Company Ltd., operator of Kapalua Resort, a 22,000 acre master-planned resort community in West Maui. For more information, visit mauiland.com.

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P.O. Box 187 • Kahului, Maui, Hawai’i 96733-6687 • 808-877-3351 • Fax 808-871-0953

mauiland.com